Exhibit 99.1
October 20, 2022

Dow reports third quarter 2022 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share (EPS) was $1.02; Operating EPS1 was $1.11, compared to $2.75 in the year-ago period and $2.31 in the prior quarter, reflecting margin compression due to higher energy costs, primarily in Europe, the Middle East, Africa and India (EMEAI).
•    Net sales were $14.1 billion, down 5% versus the year-ago period, as gains in Performance Materials & Coatings were more than offset by declines in Industrial Intermediates & Infrastructure and Packaging & Specialty Plastics. Sequentially, sales were down 10% with declines in all operating segments and regions.
•    Local price increased 3% versus the year-ago period, driven by Performance Materials & Coatings and Industrial Intermediates & Infrastructure. Sequentially, local price decreased 6% with declines in all operating segments and regions.
•    Currency decreased net sales by 4% year-over-year and 1% versus the prior quarter due to broad-based strength of the U.S. dollar.
•    Volume was down 4% versus the year-ago period, as a 12% decline in EMEAI more than offset 2% volume growth each in the U.S. & Canada and Asia Pacific. Sequentially, volume was down 3%, led by an 8% decline in EMEAI.
•    Equity losses were $58 million, compared to equity earnings of $249 million in the year-ago period and $195 million in the prior quarter, led by margin compression in polyurethanes at Sadara and MEG at the Kuwait joint ventures.
•    GAAP Net Income was $760 million. Operating EBIT1 was $1.2 billion, down from $2.9 billion in the year-ago period, as gains in Performance Materials & Coatings were more than offset by higher raw material and energy costs as well as lower equity earnings. Operating EBIT decreased from $2.4 billion in the prior quarter due to margin compression across all operating segments.
•    Cash provided by operating activities – continuing operations was $1.9 billion, down $779 million year-over-year and up $84 million compared to the prior quarter. Free cash flow1 was $1.5 billion.
•    Returns to shareholders totaled $1.3 billion, comprised of $800 million in share repurchases and $493 million in dividends in the quarter.

SUMMARY FINANCIAL RESULTS

	Three Months Ended September 30			Three Months Ended June 30
In millions, except per share amounts	3Q22	3Q21	vs. SQLY [B / (W)]	2Q22	vs. PQ [B / (W)]
Net Sales	$14,115	$14,837	$(722)	$15,664	$(1,549)
GAAP Income, Net of Tax	$760	$1,706	$(946)	$1,681	$(921)
Operating EBIT[1]	$1,195	$2,886	$(1,691)	$2,375	$(1,180)
Operating EBIT Margin[1]	8.5%	19.5%	(1,100) bps	15.2%	(670) bps
Operating EBITDA[1]	$1,863	$3,611	$(1,748)	$3,059	$(1,196)
GAAP Earnings Per Share	$1.02	$2.23	$(1.21)	$2.26	$(1.24)
Operating Earnings Per Share[1]	$1.11	$2.75	$(1.64)	$2.31	$(1.20)
Cash Provided by Operating Activities - Cont. Ops	$1,940	$2,719	$(779)	$1,856	$84
1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, and Free Cash Flow are non-GAAP measures. See page 6 for further discussion.
®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports third quarter 2022 results

CEO QUOTE
Jim Fitterling, chairman and chief executive officer, commented on the quarter:

“In the third quarter, Team Dow managed significant macroeconomic headwinds as we swiftly initiated actions and aligned production with supply chain and logistics constraints, prioritized resources toward higher-value products, and reduced operational costs across the enterprise. As a result, we maintained our focus on cash flow generation and continued to execute on our capital allocation strategy, returning $1.3 billion to shareholders.

“Underlying demand remains resilient in the U.S., while high energy and feedstock costs are driving record inflation and impacting demand in the Eurozone, and ongoing lockdowns in China continue to pressure both consumer spending and infrastructure investments. Moving forward, our global scale, geographic diversity, and advantaged feedstock and derivative flexibility will continue to be the source of our distinct advantages. Our track record of employing a disciplined and balanced approach to capital allocation, focus on cash flow generation, and our strengthened balance sheet provide a solid foundation as we continue managing through these dynamic global conditions.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended September 30			Three Months Ended June 30
In millions, except margin percentages	3Q22	3Q21	vs. SQLY [B / (W)]	2Q22	vs. PQ [B / (W)]
Net Sales	$7,327	$7,736	$(409)	$8,233	$(906)
Operating EBIT	$785	$1,954	$(1,169)	$1,436	$(651)
Operating EBIT Margin	10.7%	25.3%	(1,460) bps	17.4%	(670) bps
Equity Earnings	$55	$124	$(69)	$138	$(83)

Packaging & Specialty Plastics segment net sales in the quarter were $7.3 billion, down 5% versus the year-ago period. Local price decreased 2% year-over-year, as gains in functional polymers were more than offset by lower polyethylene prices. Volume was flat year-over-year and currency decreased net sales by 3%. On a sequential basis, net sales decreased by 11%, primarily driven by lower polyethylene prices and reduced volumes due to continued global logistics constraints and dynamic market conditions in EMEAI.

Equity earnings were $55 million, down $69 million compared to the year-ago period and down $83 million versus the prior quarter, primarily due to lower integrated polyethylene margins at the Company’s principal joint ventures.

Operating EBIT was $785 million, compared to $2 billion in the year-ago period, down primarily due to higher raw material and energy costs. Sequentially, Op. EBIT was down $651 million and Op. EBIT margins decreased by 670 basis points primarily due to lower local prices.

Packaging and Specialty Plastics business reported a net sales decrease versus the year-ago period as price gains and resilient demand in functional polymers were more than offset by lower polyethylene prices and reduced demand for industrial and consumer packaging in EMEAI. Sequentially, net sales decreased on lower polyethylene prices and reduced volumes due to continued global logistics constraints and dynamic market conditions in EMEAI.

Hydrocarbons & Energy business reported a net sales increase compared to the year-ago period, driven primarily by higher electricity sales and partly offset by currency impacts. Sequentially, net sales decreased due to lower olefin prices in EMEAI and the U.S. & Canada.

Dow reports third quarter 2022 results

Industrial Intermediates & Infrastructure

	Three Months Ended September 30			Three Months Ended June 30
In millions, except margin percentages	3Q22	3Q21	vs. SQLY [B / (W)]	2Q22	vs. PQ [B / (W)]
Net Sales	$4,059	$4,481	$(422)	$4,370	$(311)
Operating EBIT	$167	$713	$(546)	$426	$(259)
Operating EBIT Margin	4.1%	15.9%	(1,180) bps	9.7%	(560) bps
Equity Earnings (Losses)	$(114)	$122	$(236)	$57	$(171)

Industrial Intermediates & Infrastructure segment net sales were $4.1 billion, down 9% versus the year-ago period. Local price improved 5% year-over-year with gains in both businesses. Currency decreased net sales by 5%. Volume was down 9% year-over-year, as declines in Polyurethanes & Construction Chemicals were partly offset by gains in Industrial Solutions due to demand strength in pharmaceutical, agricultural, and energy applications. On a sequential basis, the segment recorded a net sales decline of 7% on lower local price and currency with stable volume.

Equity losses for the segment were $114 million, a decrease of $236 million compared to the year-ago period. Competitive pricing pressures in propylene oxide derivatives and MEG due to supply additions in China, as well as lower demand in EMEAI were the main impacts. On a sequential basis, equity earnings decreased by $171 million primarily due to lower price at Sadara and the Kuwait joint ventures.

Operating EBIT was $167 million, compared to $713 million in the year-ago period and $426 million in the prior quarter, as lower EMEAI demand and increased energy and raw material costs were partly offset by higher prices. On a sequential basis, operating EBIT margins declined 560 basis points on lower price and higher energy costs.

Polyurethanes & Construction Chemicals business reported a net sales decrease compared to the year-ago period, as local price gains were more than offset by lower volumes due to inflationary pressures on demand in EMEAI and currency impacts. Sequentially, net sales declined as improved demand in mobility end-markets was more than offset by lower price and inflationary impacts on demand for consumer durables, industrial, and building & construction applications.

Industrial Solutions business reported a net sales increase compared to the year-ago period, driven by local price gains and strong demand for pharmaceutical, agricultural, and energy applications. Sequentially, net sales decreased as strong demand in energy, pharmaceutical, and mobility end-markets and increased catalyst sales were more than offset by price declines and currency impacts.

Performance Materials & Coatings

	Three Months Ended September 30			Three Months Ended June 30
In millions, except margin percentages	3Q22	3Q21	vs. SQLY [B / (W)]	2Q22	vs. PQ [B / (W)]
Net Sales	$2,654	$2,526	$128	$3,003	$(349)
Operating EBIT	$302	$284	$18	$561	$(259)
Operating EBIT Margin	11.4%	11.2%	20 bps	18.7%	(730) bps
Equity Earnings	$1	$3	$(2)	$2	$(1)

Performance Materials & Coatings segment net sales in the quarter were $2.7 billion, up 5% versus the year-ago period. Local price increased 15% year-over-year, with gains in both businesses and all regions. Currency decreased net sales by 5%. Volume declined 5% year-over-year, as resilient demand in mobility and home care end-markets was more than offset by declines in building & construction. On a sequential basis, net sales were down 12% driven primarily by lower demand and decreased local price for siloxanes due to supply additions in China along with planned maintenance turnaround activity.

Dow reports third quarter 2022 results

Operating EBIT was $302 million, compared to $284 million in the year-ago period, as Op. EBIT margins expanded by 20 basis points due to price gains for both silicones and coatings applications. Sequentially, Op. EBIT declined $259 million driven by lower prices for siloxanes and increased raw material and energy costs.

Consumer Solutions business reported higher net sales versus the year-ago period, with local price gains across all regions and end-markets. Volume declined year-over-year as lower siloxane demand and planned maintenance turnaround activity was partly offset by resilient demand for performance silicones applications. Sequentially, net sales declined due to lower siloxane demand and pricing as well as planned maintenance turnaround activity, which more than offset demand strength for performance silicones in electronics, home care and mobility end-markets.

Coatings & Performance Monomers business reported lower net sales compared to the year-ago period, as local price gains were more than offset by lower demand primarily in EMEAI and Asia Pacific. Sequentially, net sales declined as increased demand for monomers was more than offset by lower demand for coatings applications in the U.S. & Canada and EMEAI.

OUTLOOK

“In the near-term, we expect the macro environment to remain dynamic. As a result, we have outlined a playbook of actions that have the potential to deliver more than $1 billion in cost savings in 2023 while we continue to leverage our scale, geographic diversity and feedstock and derivative flexibility,” said Fitterling. “At the same time, we remain focused on advancing our Decarbonize and Grow strategy with higher-return investments that will extend our competitive advantages and industry leadership positions. Our strong financial position and balance sheet as well as our continued focus on cash flow generation give us ample flexibility to execute on our capital allocation priorities, including attractive shareholder remuneration, as we maximize value creation over the longer-term.”

Conference Call
Dow will host a live webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) combines global breadth; asset integration and scale; focused innovation and materials science expertise; leading business positions; and environmental, social and governance (ESG) leadership to achieve profitable growth and deliver a sustainable future. The Company's ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company in the world. Dow's portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated, science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer applications. Dow operates 104 manufacturing sites in 31 countries and employs approximately 35,700 people. Dow delivered sales of approximately $55 billion in 2021. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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Dow reports third quarter 2022 results

For further information, please contact:

Investors:	Media:
Pankaj Gupta	Kyle Bandlow
pgupta@dow.com	kbandlow@dow.com
+1 989-638-5265	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

Certain statements in this report are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; the continuing global and regional economic impacts of the coronavirus disease 2019 (“COVID-19”) pandemic and other public health-related risks and events on Dow’s business; any sanction, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflict between Russia and Ukraine; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war including the ongoing conflict between Russia and Ukraine; weather events and natural disasters; disruptions in Dow’s information technology networks and systems; and risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s subsequent Quarterly Reports on Form 10-Q. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow and TDCC assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as alternatives to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Capital (ROC) is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Nine Months Ended
	Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Net sales	$14,115	$14,837	$45,043	$40,604
Cost of sales	12,381	11,611	37,682	32,413
Research and development expenses	191	210	626	632
Selling, general and administrative expenses	356	403	1,289	1,209
Amortization of intangibles	83	100	256	301
Restructuring and asset related charges - net	—	—	186	22
Equity in earnings (losses) of nonconsolidated affiliates	(58)	249	311	751
Sundry income (expense) - net	69	(350)	292	(225)
Interest income	41	14	105	35
Interest expense and amortization of debt discount	155	178	487	561
Income before income taxes	1,001	2,248	5,225	6,027
Provision for income taxes	241	542	1,232	1,383
Net income	760	1,706	3,993	4,644
Net income attributable to noncontrolling interests	21	23	24	69
Net income available for Dow Inc. common stockholders	$739	$1,683	$3,969	$4,575
		—		—
Per common share data:
Earnings per common share - basic	$1.03	$2.25	$5.45	$6.11
Earnings per common share - diluted	$1.02	$2.23	$5.41	$6.06

Weighted-average common shares outstanding - basic	714.3	744.5	724.9	745.4
Weighted-average common shares outstanding - diluted	718.1	750.0	729.8	750.9

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Sep 30, 2022	Dec 31, 2021
Assets
Current Assets
Cash and cash equivalents	$2,216	$2,988
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2022: $212; 2021: $54)	6,407	6,841
Other	2,123	2,713
Inventories	7,571	7,372
Other current assets	1,460	934
Total current assets	19,777	20,848
Investments
Investment in nonconsolidated affiliates	1,785	2,045
Other investments (investments carried at fair value - 2022: $1,685; 2021: $2,079)	2,732	3,193
Noncurrent receivables	499	478
Total investments	5,016	5,716
Property
Property	56,931	57,604
Less: Accumulated depreciation	36,899	37,049
Net property	20,032	20,555
Other Assets
Goodwill	8,524	8,764
Other intangible assets (net of accumulated amortization - 2022: $4,888; 2021: $4,725)	2,483	2,881
Operating lease right-of-use assets	1,231	1,412
Deferred income tax assets	1,136	1,358
Deferred charges and other assets	1,358	1,456
Total other assets	14,732	15,871
Total Assets	$59,557	$62,990
Liabilities and Equity
Current Liabilities
Notes payable	$185	$161
Long-term debt due within one year	364	231
Accounts payable:
Trade	5,008	5,577
Other	2,599	2,839
Operating lease liabilities - current	277	314
Income taxes payable	579	623
Accrued and other current liabilities	3,303	3,481
Total current liabilities	12,315	13,226
Long-Term Debt	12,921	14,280
Other Noncurrent Liabilities
Deferred income tax liabilities	716	506
Pension and other postretirement benefits - noncurrent	6,541	7,557
Asbestos-related liabilities - noncurrent	868	931
Operating lease liabilities - noncurrent	1,012	1,149
Other noncurrent obligations	6,555	6,602
Total other noncurrent liabilities	15,692	16,745
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2022: 768,611,564 shares; 2021: 764,226,882 shares)	8	8
Additional paid-in capital	8,396	8,151
Retained earnings	23,068	20,623
Accumulated other comprehensive loss	(9,582)	(8,977)
Unearned ESOP shares	—	(15)
Treasury stock at cost (2022: 64,852,295 shares; 2021: 29,011,573 shares)	(3,773)	(1,625)
Dow Inc.’s stockholders’ equity	18,117	18,165
Noncontrolling interests	512	574
Total equity	18,629	18,739
Total Liabilities and Equity	$59,557	$62,990

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Nine Months Ended
	Sep 30, 2022	Sep 30, 2021
Operating Activities
Net income	$3,993	$4,644
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,104	2,187
Provision for deferred income tax	124	488
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	517	(519)
Net periodic pension benefit cost	19	34
Pension contributions	(156)	(1,166)
Net gain on sales of assets, businesses and investments	(11)	(67)
Restructuring and asset related charges - net	186	22
Other net loss	159	874
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	323	(2,222)
Inventories	(254)	(1,502)
Accounts payable	(860)	1,487
Other assets and liabilities, net	(736)	252
Cash provided by operating activities - continuing operations	5,408	4,512
Cash used for operating activities - discontinued operations	(11)	(78)
Cash provided by operating activities	5,397	4,434
Investing Activities
Capital expenditures	(1,224)	(1,035)
Investment in gas field developments	(134)	(44)
Purchases of previously leased assets	(5)	(5)
Proceeds from sales of property and businesses, net of cash divested	16	15
Acquisitions of property and businesses, net of cash acquired	(54)	(107)
Investments in and loans to nonconsolidated affiliates	(69)	—
Distributions and loan repayments from nonconsolidated affiliates	10	11
Proceeds from sales of ownership interests in nonconsolidated affiliates	11	—
Purchases of investments	(445)	(1,004)
Proceeds from sales and maturities of investments	596	644
Other investing activities, net	(41)	(10)
Cash used for investing activities	(1,339)	(1,535)
Financing Activities
Changes in short-term notes payable	72	(44)
Proceeds from issuance of short-term debt greater than three months	—	144
Payments on short-term debt greater than three months	(14)	—
Proceeds from issuance of long-term debt	82	95
Payments on long-term debt	(957)	(2,638)
Purchases of treasury stock	(2,200)	(600)
Proceeds from issuance of stock	99	212
Transaction financing, debt issuance and other costs	(8)	(536)
Employee taxes paid for share-based payment arrangements	(34)	(11)
Distributions to noncontrolling interests	(42)	(35)
Dividends paid to stockholders	(1,511)	(1,561)
Cash used for financing activities	(4,513)	(4,974)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(261)	(57)
Summary
Decrease in cash, cash equivalents and restricted cash	(716)	(2,132)
Cash, cash equivalents and restricted cash at beginning of period	3,033	5,108
Cash, cash equivalents and restricted cash at end of period	$2,317	$2,976
Less: Restricted cash and cash equivalents, included in "Other current assets"	101	65
Cash and cash equivalents at end of period	$2,216	$2,911

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Packaging & Specialty Plastics	$7,327	$7,736	$23,187	$20,939
Industrial Intermediates & Infrastructure	4,059	4,481	12,953	12,303
Performance Materials & Coatings	2,654	2,526	8,706	7,114
Corporate	75	94	197	248
Total	$14,115	$14,837	$45,043	$40,604
U.S. & Canada	$5,334	$5,476	$16,578	$14,431
EMEAI [1]	4,634	5,229	15,823	14,660
Asia Pacific	2,571	2,579	7,997	7,423
Latin America	1,576	1,553	4,645	4,090
Total	$14,115	$14,837	$45,043	$40,604

Net Sales Variance by Segment and Geographic Region	Three Months Ended Sep 30, 2022				Nine Months Ended Sep 30, 2022
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	(2)%	(3)%	—%	(5)%	12%	(3)%	2%	11%
Industrial Intermediates & Infrastructure	5	(5)	(9)	(9)	15	(5)	(5)	5
Performance Materials & Coatings	15	(5)	(5)	5	29	(4)	(3)	22
Total	3%	(4)%	(4)%	(5)%	16%	(4)%	(1)%	11%
Total, excluding the Hydrocarbons & Energy business	4%	(4)%	(8)%	(8)%	15%	(4)%	(3)%	8%
U.S. & Canada	(5)%	—%	2%	(3)%	12%	—%	3%	15%
EMEAI [1]	11	(10)	(12)	(11)	24	(9)	(7)	8
Asia Pacific	2	(4)	2	—	12	(3)	(1)	8
Latin America	1	—	—	1	11	—	3	14
Total	3%	(4)%	(4)%	(5)%	16%	(4)%	(1)%	11%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Sep 30, 2022
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	(7)%	(1)%	(3)%	(11)%
Industrial Intermediates & Infrastructure	(5)	(2)	—	(7)
Performance Materials & Coatings	(3)	(2)	(7)	(12)
Total	(6)%	(1)%	(3)%	(10)%
Total, excluding the Hydrocarbons & Energy business	(5)%	(2)%	(3)%	(10)%
U.S. & Canada	(4)%	—%	(3)%	(7)%
EMEAI [1]	(7)	(3)	(8)	(18)
Asia Pacific	(7)	(2)	5	(4)
Latin America	(4)	—	2	(2)
Total	(6)%	(1)%	(3)%	(10)%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Packaging & Specialty Plastics		$785	$1,954	$3,455	$5,196
Industrial Intermediates & Infrastructure		167	713	1,254	1,687
Performance Materials & Coatings		302	284	1,458	571
Corporate		(59)	(65)	(178)	(186)
Total		$1,195	$2,886	$5,989	$7,268

Depreciation and Amortization by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Packaging & Specialty Plastics		$337	$354	$1,076	$1,042
Industrial Intermediates & Infrastructure		132	157	418	481
Performance Materials & Coatings		195	207	592	642
Corporate		4	7	18	22
Total		$668	$725	$2,104	$2,187

Operating EBITDA by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Packaging & Specialty Plastics		$1,122	$2,308	$4,531	$6,238
Industrial Intermediates & Infrastructure		299	870	1,672	2,168
Performance Materials & Coatings		497	491	2,050	1,213
Corporate		(55)	(58)	(160)	(164)
Total		$1,863	$3,611	$8,093	$9,455

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Packaging & Specialty Plastics		$55	$124	$303	$360
Industrial Intermediates & Infrastructure		(114)	122	5	381
Performance Materials & Coatings		1	3	6	5
Corporate		—	—	(3)	5
Total		$(58)	$249	$311	$751

Reconciliation of "Net income" to "Operating EBIT"	Three Months Ended			Nine Months Ended
In millions (Unaudited)	Jun 30, 2022	Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Net income	$1,681	$760	$1,706	$3,993	$4,644
+ Provision for income taxes	488	241	542	1,232	1,383
Income before income taxes	$2,169	$1,001	$2,248	$5,225	$6,027
- Interest income	36	41	14	105	35
+ Interest expense and amortization of debt discount	165	155	178	487	561
- Significant items	(77)	(80)	(474)	(382)	(715)
Operating EBIT (non-GAAP)	$2,375	$1,195	$2,886	$5,989	$7,268

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Sep 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,001	$739	$1.02
Less: Significant items
Digitalization program costs [4]	(62)	(47)	(0.07)	Cost of sales ($55 million); R&D ($2 million); SG&A ($5 million)
Restructuring, implementation costs and asset related charges - net [5]	(11)	(9)	(0.01)	Cost of sales ($8 million); R&D ($1 million); SG&A ($2 million)
Indemnification and other transaction related costs [6]	(7)	(7)	(0.01)	Sundry income (expense) - net
Total significant items	$(80)	$(63)	$(0.09)
Operating results (non-GAAP)	$1,081	$802	$1.11

Significant Items Impacting Results for the Three Months Ended Sep 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,248	$1,683	$2.23
Less: Significant items
Digitalization program costs [4]	(40)	(32)	(0.04)	Cost of sales ($36 million); R&D ($1 million); SG&A ($3 million)
Restructuring, implementation costs and asset related charges - net [5]	(16)	(13)	(0.02)	Cost of sales ($13 million); R&D ($2 million); SG&A ($1 million)
Loss on early extinguishment of debt	(472)	(387)	(0.52)	Sundry income (expense) - net
Litigation related charges, awards and adjustments	54	42	0.06	Sundry income (expense) - net
Total significant items	$(474)	$(390)	$(0.52)
Operating results (non-GAAP)	$2,722	$2,073	$2.75
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Restructuring charges, asset related charges and costs associated with implementing the Company's 2020 Restructuring Program.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$5,225	$3,969	$5.41
Less: Significant items
Digitalization program costs [4]	(154)	(119)	(0.16)	Cost of sales ($137 million); R&D ($4 million); SG&A ($13 million)
Restructuring, implementation costs and asset related charges - net [5]	(31)	(25)	(0.03)	Cost of sales ($23 million); R&D ($5 million); SG&A ($3 million)
Russia / Ukraine conflict charges [6]	(186)	(142)	(0.19)	Restructuring and asset related charges - net
Loss on early extinguishment of debt	(8)	(6)	(0.01)	Sundry income (expense) - net
Indemnification and other transaction related costs [7]	(3)	(3)	—	Sundry income (expense) - net
Income tax related items	—	25	0.03	Provision for income taxes on continuing operations
Total significant items	$(382)	$(270)	$(0.36)
Operating results (non-GAAP)	$5,607	$4,239	$5.77

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$6,027	$4,575	$6.06
Less: Significant items
Digitalization program costs [4]	(121)	(94)	(0.12)	Cost of sales ($106 million); R&D ($2 million); SG&A ($13 million)
Restructuring, implementation costs and asset related charges - net [5]	(69)	(55)	(0.07)	Cost of sales ($39 million); R&D ($5 million); SG&A ($3 million); Restructuring and asset related charges - net ($22 million)
Loss on early extinguishment of debt	(574)	(471)	(0.63)	Sundry income (expense) - net
Litigation related charges, awards and adjustments	54	42	0.06	Sundry income (expense) - net
Indemnification and other transaction related costs [7]	(5)	(5)	(0.01)	Sundry income (expense) - net
Total significant items	$(715)	$(583)	$(0.77)
Operating results (non-GAAP)	$6,742	$5,158	$6.83
1."Income before income taxes"
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Restructuring charges, asset related charges and costs associated with implementing the Company's 2020 Restructuring Program.
6.Asset related charges including inventory write-downs, bad debt reserves and impairments of other assets related to the conflict between Russia and Ukraine.
7.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Jun 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,169	$1,661	$2.26
Less: Significant items
Digitalization program costs [4]	(51)	(40)	(0.05)	Cost of sales ($44 million); R&D ($1 million); SG&A ($6 million)
Restructuring, implementation costs and asset related charges - net [5]	(10)	(8)	(0.01)	Cost of sales ($8 million); R&D ($2 million)
Loss on early extinguishment of debt	(8)	(6)	(0.01)	Sundry income (expense) - net
Indemnification and other transaction related costs [6]	(8)	(8)	(0.01)	Sundry income (expense) - net
Income tax related items	—	25	0.03	Provision for income taxes on continuing operations
Total significant items	$(77)	$(37)	$(0.05)
Operating results (non-GAAP)	$2,246	$1,698	$2.31
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Restructuring charges, asset related charges and costs associated with implementing the Company's 2020 Restructuring Program.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Reconciliation of Free Cash Flow	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Cash provided by operating activities - continuing operations (GAAP)	$1,940	$2,719	$5,408	$4,512
Capital expenditures	(452)	(413)	(1,224)	(1,035)
Free Cash Flow (non-GAAP) [1]	$1,488	$2,306	$4,184	$3,477
1.Free cash flow in the first six months of 2021 reflects a $1 billion elective pension contribution.

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Dec 31, 2021	Mar 31, 2022	Jun 30, 2022	Sep 30, 2022
Cash provided by operating activities - continuing operations (GAAP)	$2,557	$1,612	$1,856	$1,940
Operating EBITDA (non-GAAP)	$2,920	$3,171	$3,059	$1,863
Cash Flow Conversion (Operating EBITDA to cash flow from operations) (non-GAAP)	87.6%	50.8%	60.7%	104.1%
Cash Flow Conversion - trailing twelve months (non-GAAP)				72.3%